EXHIBIT 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement (the “AGREEMENT”), dated as of October 6, 2003 is made and entered into by BRETT R. CHAPMAN (“EXECUTIVE”) and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (“COMPANY”). The parties to this Agreement agree as follows:

1.

Employment Term. The Company shall employ Executive and Executive shall continue in the employ of the Company for the three-year period starting on October 6, 2003 or an earlier date if Executive so chooses (the “Employment Term”).

2.

Duties. Executive shall serve in the Los Angeles, California area as General Counsel of the Company, with all of the authority, duties, and responsibilities commensurate with such position. Executive shall report only to the Chief Executive Officer or Chairman of the Company.

3.

Compensation and Related Matters.

(a)

Salary. Executive shall receive a salary at the per annum rate of not less than Four Hundred Thirty-Five Thousand Dollars ($435,000), payable in accordance with the Company’s payroll practices for Senior Executives (as defined in Section 3(b) below) and subject to annual performance review.

(b)

Employee Benefits. Executive and Executive’s qualified dependents shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by the Company to its most senior executives (including its Chief Operating Officer but specifically excluding its Chief Executive Officer (“Senior Executives”) including, without limitation, those relating to group medical, dental, vision, long-term disability, D&O, accidental death and dismemberment, and life insurance, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and subject to the Company’s right to modify, amend or terminate any such plan or arrangement with or without prior notice. Executive shall become eligible to participate in the Company’s 401K program on January 1, 2004, and Executive shall be eligible to participate in the Company’s Deferred Compensation program on October 1, 2003 if Executive commences work on or prior to that date. If Executive commences work after October 1, 2003, Executive shall be eligible to participate in the Company’s Deferred Compensation program on January 1, 2004.

(c)

Bonus. Executive will be eligible for a target bonus, but any bonus will be paid following the completion of the relevant calendar year at such time bonuses are paid to the Company’s other Senior Executives, and no bonus shall be paid if Executive is no longer employed by the Company, unless Executive’s employment terminates as a result of the expiration of the Employment Term, the Executive is terminated without Cause, or the Executive resigns for Good Reason which will be deemed to have occurred if Executive terminates his employment because of (i) a material imposition of Executive’s duties as General Counsel (ii) the imposition of a requirement that Executive report to a person other than the Chief Executive Officer or Chairman of the Company, (iii) the breach by the Company in any respect of any of its obligations under this Agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from Executive describing such circumstance or breach in reasonable detail or (iv) the relocation of Executive’s primary office location to a location more than 75 miles outside the Los Angeles, California area.

i.

For the fiscal year ending December 31, 2003, the Company shall pay the Executive a cash bonus in the amount of $75,000.

ii.

For the fiscal year ending after December 31, 2003, if the Company shall achieve the applicable bonus target set by the Company’s Board of Directors (the “Performance Target”), then the Company shall pay Executive a cash bonus in an amount equal to one hundred percent (100%) of Executive’s Target Bonus (as defined below) calculated in accordance with the Company’s then current bonus plan in effect for its Senior Executives. The Performance Target utilized for calculating Executive’s bonus under this Section 3(c)(ii) shall be the same as that utilized in bonus calculations for all Senior Executives. “Executive’s Target Bonus” shall be in an amount equal to a minimum of fifty percent (50%) of Executive’s annual salary for the year with respect to which the bonus is to be paid.

(d)

Vacation. Executive shall be entitled to three (3) weeks of vacation during each year, accrued at the rate of 4.62 hours per pay period. Executive will be eligible to use vacation after six months of continuous employment.

4.

Termination Payment. If Executive is terminated by the Company without Cause or resigns for Good Reason before the expiration of the Employment Term, Executive will receive a lump sum severance payment in the amount of one year’s salary at Executive’s then-current salary. As a precondition to the Company’s obligation to pay this lump sum severance, Executive agrees to execute and deliver to the Company a fully effective general release in the form attached to this Agreement as Attachment A. During the one-year period following a termination without Cause or resignation for Good Reason, Executive will have no duty to mitigate. In the event that Executive has not obtained subsequent employment by one year after a termination without Cause or resignation for Good Reason, the Company will commence paying Executive’s salary in accordance with the Company’s payroll practices for Senior Executives, through the remainder of the Employment Term, subject to Executive’s duty to mitigate, and such payments shall cease if Executive obtains comparable employment or if Executive fails to document to the Company on a monthly basis that Executive is making reasonable efforts to seek comparable employment. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s services in the event of any of the following acts or circumstances: (i) Executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Executive’s substantial and repeated failure to attempt to perform Executive’s lawful duties as contemplated in Section 2 of this Agreement, except during periods of physical or mental incapacity; (iii) Executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of this Agreement or any material breach of any other written agreement between Executive and the Company’s affiliates governing Executive’s equity compensation arrangements (i.e., any agreement with respect to Executive’s stock and/or stock options of any of the Company’s affiliates);  provided, however,that Executive shall not be deemed to have been terminated for Cause in the case of clause (iv) above, unless any such breach is not fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to Executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

5.

Confidential and Proprietary Information.

(a)

The parties agree and acknowledge that during the course of Executive’s employment, Executive will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company’s and its affiliates’ distributors and customers and potential distributors and customers (hereinafter referred to collectively as “DISTRIBUTORS”), including, without limitation, the identity of Distributors that Executive cultivates or maintains while providing services at the Company or any of its affiliates using the Company’s or any of its affiliates’ products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company’s and its affiliates’ business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company’s and its affiliates’ licensors, vendors and other suppliers and the identities of the Company’s and its affiliates’ contact persons at such licensors, vendors and other suppliers; the identities of the Company’s and its affiliates’ key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its affiliates as he deems appropriate in his good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental to the Company or any of its affiliates. Executive shall not at any time, either during the course of his employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law, Executive shall not disclose such trade secrets or confidential. information, directly or indirectly, to any other person or entity. Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any direct or indirect disclosure by Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates, provided that Executive has no knowledge that such source is subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its affiliates or any other person or entity or (iii) is approved for release by the board of directors of the Company or any of its affiliates or which the board of directors of the Company or any of its affiliates makes available to third parties without an obligation of confidentiality.

(b)

All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive shall prepare or receive in the course of his employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. Executive shall not remove from the Company’s premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in his possession or under his custody or control upon the termination of his employment (other than such materials received by Executive solely in his capacity as a shareholder) or at any other time upon request by the Company shall be immediately turned over to the Company and its affiliates, as applicable.

(c)

All inventions improvements. trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by Executive during the period of his employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work Executive may do for the Company or any of its affiliates or which result from use of the Company’s or any of its affiliates’ premises or property (collectively, the “DEVELOPMENTS”) shall be the sole and exclusive property the Company and its affiliates, as applicable. Executive assigns and transfers to the Company his entire right and interest in any such Development, and Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the Company’s expense. Nothing in this paragraph applies to an invention which qualifies fully under the provisions of California Labor Code Section 2870.

(d)

Following the termination of Executive’s employment, Executive will reasonably cooperate with the Company (at the Company’s expense, if Executive reasonably incurs any out-of-pocket costs with respect thereto) in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to Executive’s duties and activities conducted on behalf of the Company or its Subsidiaries.

(e)

The provisions of this Section 5 and Section 6 shall survive any termination of this Agreement and termination of Executive’s employment with the Company.

6.

Non-Solicitation. Executive acknowledges that in the course of his employment for the Company he will become familiar with the Company’s and its affiliates’ trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, Executive agrees that, during Executive’s employment and for a period of twenty-four (24) months immediately thereafter (the “NONSOLICITATION PERIOD”), he will not directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Nonsolicitation Period or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any competitive business, wherever located.

7.

Injunctive Relief. Executive and the Company (a) intend that the provisions of Sections 5 and 6 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 5 and 6 are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Section 5 or 6 will result in irreparable injury to the Company and its affiliates, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if Executive violates or threatens to violate the provisions of Section 5 or 6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. In addition, in the event of a violation or threatened violation by Executive of Section 5 or 6 of this Agreement, the Nonsolicitation Period will be tolled until such violation or threatened violation has been duly cured. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

8.

Assignment: Successors and Assigns. Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall Executive’s rights hereunder be subject to encumbrance of the claims of creditors. This Agreement may be assigned by the Company without the consent of Executive to (a) any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise (upon which entity the Agreement shall be binding), or (b) any affiliate;  provided, however, that in neither case shall the Company be released from its obligations hereunder, nor shall any assignment to an affiliate lessen the Executive’s rights with respect to his position, duties, responsibilities or authority with respect to the Company.

9.

Governing Law: Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal or state courts located in Los Angeles, California.

10.

Severability of Provisions. In the event that any provision of this Agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law. and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement.

11.

Warranty. As an inducement to the Company to enter into this Agreement, Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

12.

Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service  (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

(a)

If to the Company:

Herbalife International of America, Inc.

1800 Century Park East

Los Angeles, California 90067

Attention: Members of the Compensation Committee of the Board of Directors

Telecopy: (310) 557-3906

with a copy to:

Herbalife International of America, Inc. 1800 Century Park East Los Angeles, California 90067 Attention: Chief Executive Officer Telecopy: (310) 557-3906

(b)

if to Executive, to:

Brett R. Chapman

5054 Royal Vista Court

Thousand Oaks, California 91362

with a copy to:

Cathy J. Frankel, Esq.

Moses & Singer LLP

1301 Avenue of the Americas

New York, New York 10019-6076

or to such other place and with other copies as either party may designate as to itself or himself by written notice to the others.

13.

Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.

14.

Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this Agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto, with the exception of the Non-Statutory Stock Option Agreement and the Shareholders’ Agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15.

Amendments: Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in anyone or more instances, shall be deemed to be construed as a further, continuing, or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16.

Representation of Counsel: Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

By: Brett R. Chapman

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By: Michael O. Johnson
Title: Chief Executive Officer

ATTACHMENT A

Agreement and General Release

Agreement and General Release (“AGREEMENT”), by and among BRETT R. CHAPMAN (“EXECUTIVE” and referred to herein as “you”) and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (the “COMPANY”).

1.             In exchange for your waiver of claims against the Company Entities (as defined below) and compliance with other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 4 of your Employment Agreement with the Company.

2.             (a)    In consideration for the payments and benefits to be provided to you pursuant to paragraph 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives, and assigns (hereinafter referred to collectively as “RELEASORS”), FOREVER RELEASE AND DISCHARGE THE Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds (including, without limitation, each of Whitney & Co., LLC, Golden Gate Private Equity, Inc., any investment fund managed by either of them and any affiliate of any of the aforementioned persons or entities), and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “COMPANY ENTITIES”) from any and all claims, suites, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “CLAIMS”), which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter related in any way to your employment by (including, but not limited to, termination thereof) the Company Entities up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

(b)   Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities form any all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974,(excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Restraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, in each case as amended; (ii) any claim under the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, or the California pregnancy Disability Leave Law; (iii) any other claim (whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/of the like.

(c)   Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which you sign this Agreement; (2) with respect to your right to enforce your rights that survive termination under the Employment Agreement or any other written agreement entered into between you and the Company (including, without limitation, any equity grants or agreements); (3) regarding rights of indemnification, receipt of algal fees and directors and officers liability insurance to which you are entitled under the Employment Agreement, the Company’s Certificate of

Incorporation or By-laws, pursuant to any separate writing between you and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law; or (5) as a stockholder or optionholder of the Company.

(d)   In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement, and if you bring your own Claim in which you seek damages against any Company Entity, or if you seek to recover against any Company Entity in any Claim brought by a governmental agency on your behalf, the release set forth in this Agreement shall serve as a complete defense to such Claims, and you shall reimburse each Company Entity for any attorneys’ fees or expense or other fees and expense incurred in defending such Claim;  provided, however, if a class action claim or governmental claim is brought on your behalf, your obligations will be limited to (i) opting out of such action or other proceedings received in connection therewith to the Company, it being agreed that you shall not be liable to the Company for any attorneys’ fees or expense or other fees or expenses in the case of any such class action claim or governmental claim.

(e)   Without limiting the generality of the foregoing, you waive all rights under California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3.             (a)    This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b)   Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

4.             For two years from and after the date of your employment termination, you agree not to make any derogatory, negative or disparaging public statement about any Company Entity, or to make any public statement (or any statement likely to become public) that could reasonably be expected to adversely affect or disparage the reputation, or, to the extent applicable, business or goodwill of any Company Entity, it being agreed and understood that nothing herein shall prohibit you (a) from disclosing that you are no longer employed by the Company, (b) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (c) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by you described in this clause (c) are not based on confidential information obtained during the course of your employment with the Company. The Company agrees that it will not make any derogatory, negative or disparaging public statement about you in an authorized press release or authorized public announcement.

5.             This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

6.             This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

7.             You acknowledge that your obligations pursuant to Sections 5, 6 and 7 of the Employment Agreement survive the termination of your employment in accordance with the terms thereof.

8.             You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

9.             You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company’s Chief Executive Officer at the address specified pursuant to Section 12 of the Employment Agreement on or before After executing this Agreement, you shall have seven (7) days (the “REVOCATION PERIOD”) to revoke this Agreement by indicating your desire to do so in writing delivered to the Chief Executive Officer at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “AGREEMENT EFFECTIVE DATE”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in paragraph 1 above, shall be deemed automatically null and void.

EXECUTIVE

By:
Brett R. Chapman

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:

Name:

Title:

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EMPLOYMENT AGREEMENT
ATTACHMENT A Agreement and General Release